ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 21, 2011

UBS AG $•   Trigger Performance Securities

Linked to the Dow Jones Industrial AverageSM Index due on or about October 30, 2015

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the Dow Jones Industrial AverageSM Index (the “underlying index”). If the index return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate of between 144% and 154% (the actual participation rate will be determined on the trade date). If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative index return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Participation in Positive Index Returns: If the index return is greater than zero, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate. If the index return is less than or equal to zero, investors may be exposed to the negative index return at maturity.
☐	Contingent Repayment of Principal at Maturity: If the index return is zero or negative and the final index level is not below the trigger level, UBS will repay your principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative index return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	October 25, 2011
Settlement Date**	October 31, 2011
Final Valuation Date	October 26, 2015
Maturity Date	October 30, 2015
*	Expected. See page 4 for additional details.
**	We expect to deliver each offering of the Securities against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the trade date will be required, by virtue of the fact that each Securities initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Trigger Performance Securities linked to the Dow Jones Industrial AverageSM Index. The participation rate, the initial index level and the trigger level will each be determined on the trade date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Participation Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
Dow Jones Industrial AverageSM Index	INDU	144% to 154%	•	50% of the Initial Index Level	90267N686	US90267N6866

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Trigger Performance Securities product supplement relating to the Securities, dated February 28, 2011, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the Trigger Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Per Security		$10.00		$0.25		$9.75
Total	$	•	$	•	$	•

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger Performance Securities product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Trigger Performance Securities dated February 28, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000086/c212906_690609-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger Performance Securities product supplement” mean the UBS product supplement, dated February 28, 2011, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You believe the underlying index will appreciate over the term of the Securities.
♦	You would be willing to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Securities to maturity, a term of approximately 4 years, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.
♦	You would be unwilling to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the index.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 4 years, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-13 of the Trigger Performance Securities product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 4 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Index	Dow Jones Industrial AverageSM Index
Participation Rate	Between 144% and 154%. The actual participation rate will be determined on the trade date.
Payment at Maturity (per Security)	If the index return is positive, UBS will pay you an amount in cash equal to:
$10 + ($10 × Index Return × Participation Rate)
If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10 per Security.
If the final index level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return:
$10 + ($10 × Index Return)
Index Return	Final Index Level — Initial Index Level Initial Index Level
Initial Index Level	The closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	50% of the initial index level.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Trigger Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the index return is negative, UBS will repay you the principal amount of your Securities in cash only if the final index level is greater than or equal to the trigger level and will only make such payment at maturity. If the final index level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index from the trade date to the final valuation date.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.
♦	The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the index return even if such return is positive. You can receive the full benefit of the participation rate (if any) only if you hold your Securities to maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return is negative.
♦	Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the final index level will not fall below the trigger level. The final index level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
♦	The underlying index is price weighted rather than market capitalization weighted — Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the underlying index is the sum of the primary exchange prices of each of the 30 common stocks included in the underlying index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits, spin-offs and other corporate actions.
♦	The small number of stocks in the underlying index and the selection criteria used to select them may result in larger declines in value of the underlying index than that experienced by the United States markets as a whole — The underlying index is comprised of 30 stocks of U.S. companies selected by the managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group Index Services, LLC research (the “Averages Committee”). The Averages Committee make the selections using subjective criteria that may vary over time and that are not disclosed, except that the stocks are selected to reflect the broader U.S. market. Because of the limited number of stocks in the index, the index may experience large swings in value that are larger than those experienced by the U.S. equity market as a whole. Also, a particular stock that is selected to represent a certain sector of the U.S. market may, for non-sector related reasons, experience a much larger decline than that sector of the U.S. economy as a whole. Finally, because the selection criteria consists of an exercise of subjective judgment on the part of the editors, they may select a company that is ultimately not representative of the sector as a whole and may experience greater losses than its sector as a whole. For the foregoing reasons, the index may not be an accurate reflection of the U.S. market as a whole, and your notes will not experience the same return as they would if they were linked to a larger index or to the U.S. equities market as a whole.

♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividends paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS. You must hold the Securities to maturity to receive the stated payout from UBS.
♦	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return and the payment at maturity based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the Maturity Date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 8.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	4 years
Initial Index Level:	11,500
Trigger Level:	5,750 (50% of Initial Index Level)
Participation Rate:	149%
Range of Index Return:	-100% to 100%
*	The participation rate, the initial index level and the trigger level will be set on the trade date.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The Index Return is 20%.

Since the index return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 149%) = $12.98 per Security (a 29.80% return).

Example 2: The Index Return is -20% and the Index Ending Level is above the Trigger Level.

Since the index return is negative but the index ending level is above the trigger level of 5,750, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent return).

Example 3: The Index Return is -60%, making the Index Ending Level below the Trigger Level.

Since the index return is negative and the index ending level is below the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 - $6 = $4 per Security (a 60% loss).

If the underlying index closes below the trigger level on the final valuation date, your investment in the Securities is fully exposed to the decline of the underlying index and you will lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Index Level	Index Return(1)	Payment at Maturity	Security Total Return at Maturity
23,000.00	100.00%	$24.90	149.00%
21,850.00	90.00%	$23.41	134.10%
20,700.00	80.00%	$21.92	119.20%
19,550.00	70.00%	$20.43	104.30%
18,400.00	60.00%	$18.94	89.40%
17,250.00	50.00%	$17.45	74.50%
16,100.00	40.00%	$15.96	59.60%
14,950.00	30.00%	$14.47	44.70%
13,800.00	20.00%	$12.98	29.80%
12,650.00	10.00%	$11.49	14.90%
11,500.00	0.00%	$10.00	0.00%
10,350.00	-10.00%	$10.00	0.00%
9,200.00	-20.00%	$10.00	0.00%
8,050.00	-30.00%	$10.00	0.00%
6,900.00	-40.00%	$10.00	0.00%
5,750.00	-50.00%	$10.00	0.00%
4,600.00	-60.00%	$4.00	-60.00%
3,450.00	-70.00%	$3.00	-70.00%
2,300.00	-80.00%	$2.00	-80.00%
1,150.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The index return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-33 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securitiesproduct supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Dow Jones Industrial AverageSM Index

We have derived all information contained in this free writing prospectus regarding the Dow Jones Industrial AverageSM Index (the “Dow Jones Index”), including, without limitation, its composition, methods of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by CME Group Index Services, LLC (“CME Group”), the Dow Jones Index sponsor. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

CME Group has no obligation to continue to publish the Dow Jones Index, and may discontinue publication of the Dow Jones Index at any time. The Dow Jones Index is determined, comprised and calculated by CME Group without regard to the Securities.

The Dow Jones Index is a price-weighted index composed of 30 common stocks selected at the discretion of the Averages Committee. The Averages Committee is comprised of the Managing Editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee selects the index components as the largest and leading stocks of the sectors that are representative of the U.S. equity market. The Dow Jones Index does not include producers of goods and services in the transportation and utilities industries. The Dow Jones Index serves as a measure of the entire U.S. market, including such sectors as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the Dow Jones Index are made by the editors of The Wall Street Journal without consultation with the component companies represented in the Dow Jones Index, any stock exchange, any official agency or us.

The top ten constituent stocks of the Dow Jones Index as of September 30, 2011, by weight, are: International Business Machines Corp. (12.14%), Chevron Corp. (6.42%), McDonald’s Corp. (6.09%), Caterpillar Inc. (5.12%), Exxon Mobil Corp. (5.04%), 3M Co. (4.98%), United Technologies Corp. (4.88%), Coca-Cola Co. (4.69%), Johnson & Johnson (4.42%) and Proctor & Gamble Co. (4.38%). The 30 common stocks included in the Dow Jones Index include nine sectors based on the ten industries defined by the Industry Classification Benchmark. As of September 30, 2011, the Industry Classification Benchmark sectors include (with the number of percentage currently included in such sectors indicated in parentheses): Basic Materials (3.44%), Consumer Goods (11.40%), Consumer Services (14.06%), Financials (9.01%), Health Care (7.91%), Industrials (20.23%), Oil & Gas (11.45%), Technology (17.97%) and Telecommunications (4.53%).

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels, as reported by Bloomberg. The closing level of the underlying index on October 20, 2011 was 11,541.78. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	12,786.64	12,050.41	12,354.35
4/2/2007	6/29/2007	13,676.32	12,382.30	13,408.62
7/2/2007	9/28/2007	14,000.41	12,845.78	13,895.63
10/1/2007	12/31/2007	14,164.53	12,743.44	13,264.82
1/2/2008	3/31/2008	13,056.72	11,740.15	12,262.89
4/1/2008	6/30/2008	13,058.20	11,346.51	11,350.01
7/1/2008	9/30/2008	11,782.35	10,365.45	10,850.66
10/1/2008	12/31/2008	10,831.07	7,552.29	8,776.39
1/2/2009	3/31/2009	9,034.69	6,547.05	7,608.92
4/1/2009	6/30/2009	8,799.26	7,761.60	8,447.00
7/1/2009	9/30/2009	9,829.87	8,146.52	9,712.28
10/1/2009	12/31/2009	10,548.51	9,487.67	10,428.05
1/4/2010	3/31/2010	10,907.42	9,908.39	10,856.63
4/1/2010	6/30/2010	11,205.03	9,774.02	9,774.02
7/1/2010	9/30/2010	10,860.26	9,686.48	10,788.05
10/1/2010	12/31/2010	11,585.38	10,751.27	11,577.51
1/3/2011	3/31/2011	12,391.25	11,613.30	12,319.73
4/1/2011	6/30/2011	12,810.54	11,897.27	12,414.34
7/1/2011	9/30/2011	12,724.41	10,719.94	10,913.38
10/3/2011*	10/20/2011*	11,644.49	10,655.30	11,541.78
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the underlying index from January 3, 2000 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical trigger level of 5,770.89, which is equal to 50% of the closing level of the underlying index on October 20, 2011. The actual trigger level will be based on the closing level of the underlying index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC intends to resell the Securities to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.